Previous Registration Numbers - 2-54048, 2-74337, 2-93584, 33-512, 33-9106,
33-17483, 33-24413, 33-26895, 33-31343, 33-33135, 33-37084, 33-39137, 33-43600,
33-45344, 33-56026, 33-57799, and 33-64239


PROSPECTUS                                      FILED PURSUANT TO RULE 424(b)(3)

                                1,490,840 SHARES

                         FIRST MISSISSIPPI CORPORATION
                                  Common Stock
                          (Par Value $1.00 Per Share)


     The shares of First Mississippi Corporation Common Stock covered by this Prospectus may be offered by certain stockholders for sale from time to time on any securities exchange on which the shares are listed, in the over-the-counter market or otherwise at market prices and terms then prevailing or in negotiated transactions at prices then obtainable, or otherwise. Shares may be sold in regular brokerage transactions or may be sold directly to brokers, dealers and others buying for their own account. The address of the principal executive office of First Mississippi Corporation (the "Company") is 700 North Street, Post Office Box 1249, Jackson, Mississippi 39215-1249, and its telephone number is (601) 948-7550. The Company's Common Stock, par value $1.00 per share (the "Common Stock"), is listed on the New York Stock Exchange, the Philadelphia Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange. On October 22, 1996, the closing price on the New York Stock Exchange for the Common Stock was $28.00 per share.

     The 1,490,840 shares of Common Stock offered hereby (the "Shares"), may be offered for sale in the manner described above on behalf of the Selling Stockholders named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. The expenses of preparing this Prospectus are being paid by the Company, but brokerage fees and other expenses of sales hereunder will be borne by the Selling Stockholders.

     Persons who sell or distribute securities covered by this Prospectus may be deemed underwriters within the meaning of the Securities Act of 1933.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                The date of this Prospectus is October 22, 1996.

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
              Available Information                            2
              The Offering                                     2
              Selling Stockholders                             3
              Incorporation of Certain Documents by Reference  5
              Legal Opinion                                    5
              Experts                                          5
              Indemnification of Officers and Directors        5



                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and, upon request, may be available at the Commission's regional offices at 500 West Madison St., Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C., at prescribed rates.

     All shares of Common Stock offered hereby have been or will be listed on the New York Stock Exchange, Inc. Reports, proxy statements and other information concerning the Company may be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103, the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     Certain documents filed with the Commission are incorporated by reference in this Prospectus. The Company hereby undertakes to provide without charge to each person who receives this Prospectus, upon request of such person, a copy of any or all of the documents that have been incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated herein by reference) and a copy of the Company's most recent Annual Report to Stockholders. Requests for copies of such documents should be submitted or conveyed to James L. McArthur, Investor Relations Department, First Mississippi Corporation, 700 North Street, Post Office Box 1249, Jackson, Mississippi 39215-1249 (Telephone (601) 948-7550).


                                  THE OFFERING

     The 1,490,840 shares covered by this Prospectus are Shares of Common Stock acquired by the Selling Stockholders upon exercise of stock options granted pursuant to the Company's 1969 Qualified Stock Option Plan or its 1973 Stock Option Plan and Shares of Common Stock acquired or to be acquired by the Selling Stockholders upon exercise of stock options or conversion of debentures and the resulting convertible preferred stock, vesting of restricted stock awards and settlement of stock appreciation rights and performance units granted or otherwise acquired under the Company's 1980 Long-Term Incentive Plan, 1988 Long-Term Incentive Plan or 1995 Long-Term Incentive Plan. This

Prospectus is intended for use in connection with any resales of the Shares by the Selling Stockholders, who may be deemed to be "affiliates" of the Company, as such term is defined in rules of the Securities and Exchange Commission, but, as described below, use of this Prospectus is not the exclusive way such Shares may be resold by the Selling Shareholders. This Prospectus is being used in connection with Registration Statements relating to the acquisition by the Selling Stockholders of certain of the Shares under the 1980 Long-Term Incentive Plan, the1988 Long-Term Incentive Plan, and the 1995 Long-Term Incentive Plan, and certain of the Shares under the 1969 Stock Option Plan and the 1973 Stock Option Plan.

     The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders on any securities exchange on which the Shares are listed, in the over-the-counter market or otherwise, at market prices and terms then prevailing or in negotiated transactions at prices then obtainable, or otherwise. Shares may be sold in regular brokerage transactions or may be sold directly to brokers, dealers and others buying for their own account. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholder also may pledge the shares registered hereunder to a broker, dealer or other entity, and upon a default the broker, dealer or other entity may effect sales of the pledged shares pursuant to Rule 144.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers, dealers and any others participating in the resales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales, any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares by the Selling Stockholders will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders, the number of shares of the Company's Common Stock beneficially owned by each on October 14, 1996 and the number of Shares which were acquired upon exercise of options under the 1969 Qualified Stock Option Plan and the 1973 Stock Option Plan and which were acquired or may be acquired upon the exercise of options or the settlement of other awards under the 1980 Long-Term Incentive Plan, the 1988 Long-Term Incentive Plan, and the 1995 Long-Term Incentive Plan which may be offered hereunder. Certain Shares included in the total number of Shares which may be offered hereunder may be acquired upon the exercise of stock options, or the conversion of debentures that the Selling Stockholders own or have options to acquire.

                                                                                                Shares and Percentage
                                                                                                of Common Stock
                                                                              Maximum Shares    Beneficially Owned
                                                                              of Common Stock   After Completion of
                       Positions and                                          Which May Be      Sale If All Shares
                       Material Relationships         Shares of               Offered for Sale  Which May Be Sold
                       with the CompanyCommon         Stock Bene-             Pursuant to       Pursuant to this
Name                   for Last 3 Years (1)           ficially Owned (2)      this Prospectus   Prospectus are Sold
---------------------  -----------------------        ------------------      ---------------   ----------------------

Daniel P. Anderson     Vice President, Health,              30,653               24,581                6,072*
                       Safety & Environmental
                       Affairs

Robert B. Barker       Vice President, Corporate            31,662               21,090               10,572
                       Development & Acquisitions

J. Steve Chustz        General Counsel                      32,772               31,501                1,271*

James W. Crook         Director; Member of                 118,287              115,887                    -*
                       Committee on Director Affairs

Roger L. Dillon        Assistant to Chairman of the         13,400               12,669                  731*
                       Board  of the Company

Charles R. Gibson      President of  wholly owned           42,132               33,835                8,297*
                       subsidiary

Samir A. Hakooz        President of  wholly owned           15,340               13,470                1,870*
                       subsidiary

James L. McArthur      Secretary and Manager,                7,257                6,289                  968*
                       Investor Relations

Scott A. Martin        President of wholly owned             8,800                4,150                4,650
                       subsidiary

Terry L. Moore         President of  wholly owned           14,243                7,313                6,930*
                       subsidiary

George M. Simmons      President of  wholly owned           23,743               23,500                  243*
                       subsidiary

R. Michael Summerford  Vice President and                  103,868              103,322                  546*
                       Chief Financial Officer

Thomas G. Tepas        President and Chief                  71,331               69,572                1,759*
                       Operating Officer

J. Kelley Williams     Chairman and Chief                1,248,065            1,023,661        224,404 (1.09%)
                       Executive Officer



___________________________________________

(1) Certain Selling Stockholders also serve as an officer and/or director of various subsidiaries of the Company.
(2)  Numbers provided as available as of October 14, 1996.

*    Less than 1%.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; (2) Company's Current Report on Form 8-K, dated as of November 14, 1991, describing amendments to the Plan and Form 8-K, dated September 24, 1995, regarding a segment spin-off; and (3) the description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A filed on November 19, 1974, as amended by
Item 4 of the Company's Current Report on Form 8-K for the month of November 1975, Part II, Item 4 of its Quarterly Report on Form 10-Q for the quarter ended September 30, 1981, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, Item 5 of the Company's Current Report on Form 8-K, dated as of February 28, 1989, Item 5 of the Company's Current Report on Form 8-K, dated as of November 14, 1991 and by any other reports filed to update the Company's Form 8-A, including Quarterly Reports on Form 10-Q describing various series of the Company's Preferred Stock authorized for issuance under the Company's 1980 and 1988 Long-Term Incentive Plans, all of which series are described in Item 4 of the Company's Registration Statement on Form S-8 which relates to such Plans and was filed February 22, 1995. All documents filed hereafter by the Company pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.


                                 LEGAL OPINION

     Legal matters in connection with the securities covered by this Prospectus related to the Company's 1969 Qualified Stock Option Plan, its 1973 Stock Option Plan, the Company's 1980 Long-Term Incentive Plan, and the Company's 1988 Long-Term Incentive Plan were passed upon by Alfred L. Price, who, at the time of his review, served as General Counsel and Secretary of the Company and as General Counsel, Secretary and director of various subsidiaries of the Company. At the time of his review, Mr. Price beneficially owned shares of the Company's Common Stock and the Company's majority-owned subsidiary, FirstMiss Gold Inc. (now "Getchell Gold Corporation"). Mr. Price has never owned more than 1% of the outstanding shares of either Company. Legal matters in connection with the securities covered by this Prospectus related to the Company's 1995 Long-Term Incentive Plan were passed upon by J. Steve Chustz, who currently serves as General Counsel of the Company and General Counsel and director of various of its subsidiaries. Mr. Chustz now owns and at the time of his review, owned less than 1% of the outstanding shares of the Company.


                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company and subsidiaries as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, which are incorporated herein by reference, have been incorporated herein in reliance upon the reports, also incorporated herein by reference, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP on the consolidated financial statements refers to a change in the method of accounting for income taxes. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company and subsidiaries issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated herein by reference in reliance upon their reports and said authority.


                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by Mississippi law, the stockholders of the Company at the Annual Meeting on November 7, 1985, adopted a resolution providing for indemnification of officers, directors and employees. The 1985 resolution, which replaced a similar resolution adopted in 1970, generally clarifies and broadens the circumstances under which indemnity is provided by the Company, and extends indemnification beyond directors and officers to employees. It specifies standards of conduct required to be met to qualify for indemnity and establishes procedures for determining whether these standards are met. These standards require that the person to be indemnified either: (a) be wholly successful, on the merits or otherwise, in any action or proceeding against such person or (b) otherwise establish that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in the case of any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Whether these standards are met will be determined by those directors or shareholders not involved in the matter at issue or by special legal counsel selected by the directors. In the case of any action or suit by or in the right of the Company, any person finally adjudged liable for gross negligence or willful misconduct in performing duties for the Company will not be entitled to indemnification unless a court determines that indemnification is proper under the circumstances. Advancement of expenses will be allowed upon receipt of an undertaking to repay should it ultimately be determined that an individual is not entitled to indemnity.

     The Company maintains officers and directors liability insurance against certain claims arising out of such persons' services to the Company. The Company has entered into Indemnification Agreements with certain of its officers and directors. These Indemnification Agreements provide for indemnification of such officers or directors in the circumstances and subject to the conditions set forth in the Company's 1985 resolution. The effect of the Indemnification Agreements is to add to the indemnification rights granted by the 1985 resolution as currently in effect a contractual right to such indemnification which right cannot be terminated or altered by amendment of the 1985 resolution.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the above-described provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.